Filed Pursuant to Rule 433

Registration No. 333-223208

November 21, 2019

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018

ETF Underlying Supplement dated February 26, 2018)

Linked to the:

iShares® U.S. Real Estate ETF│Utilities Select Sector SPDR® Fund

►	1.20x exposure to any positive return of the relevant Reference Asset, subject to a maximum cap

►	Protection from the first 10% of any losses of the relevant Reference Asset

►	Approximate 1 year and 6 month maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Buffered Accelerated Market Participation Securities TM (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $950 and $980 with respect to the Notes linked to the IYR and $945 and $985 with respect to the Notes linked to the XLU, each of which will be less than the price to public for each of the Notes. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note / Total linked to the IYR	$1,000/
Per Note/ Total Linked to the XLU	$1,000/
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.275% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-17 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

This free writing prospectus relates to two separate offerings of Buffered Accelerated Market Participation SecuritiesTM by HSBC USA Inc., each linked to the performance of a different Reference Asset as indicated below.

Reference Asset	Market Exposure	Ticker	Maximum Cap	CUSIP
iShares® U.S. Real Estate ETF	Real Estate sector of the U.S. equity market	IYR	13.00%	40435UM27/US40435UM276
Utilities Select Sector SPDR® Fund	Utitlites sector of the U.S. equity market	XLU	12.00%	40435UM35/US40435UM359

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximate 1 year and 6 month maturity
Upside Participation Rate	120%(1.20x) exposure to any positive Reference Return, subject to the Maximum Cap
Buffer Percentage	With respect to each offering, -10%
Reference Return	Final Value – Initial Value Initial Value
Payment at Maturity per Security

If the relevant Reference Return is greater than zero, you will receive the lesser of:

a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

b) $1,000 + ($1,000 × Maximum Cap).

If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage:

$1,000 (zero return).

If the relevant Reference Return is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return + 10%)].

For example, if the relevant Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of HSBC. If the relevant Reference Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 90%) of your investment.

Initial Value	The Official Closing Price of the relevant Reference Asset on the Pricing Date
Final Value	The Official Closing Price of the relevant Reference Asset on the Final Valuation Date
Pricing Date	December 13, 2019
Trade Date	December 13, 2019
Original Issue Date	December 18, 2019
Final Valuation Date(2)	June 15, 2021
Maturity Date(2)	June 18, 2021

The Securities

The Notes are designed for investors who believe the relevant Reference Asset will appreciate over the term of the Notes. If the relevant Reference Return is below the Buffer Percentage, then the Notes are subject to a 1:1 exposure to any potential decline of the relevant Reference Asset beyond the Buffer Percentage of -10%.

If the relevant Reference Asset appreciates over the term of the Notes, you will realize a return equal to 120% (1.20x) of the relevant Reference Asset appreciation, subject to the relevant Maximum Cap. Should the relevant Reference Asset decline, you will lose 1% of your investment for every 1% decline in the relevant Reference Asset beyond the Buffer Percentage.

(1)As more fully described on page FWP-4.

(2) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the Notes reflecting the 120% (1.20x) Upside Participation Rate, the Buffer Percentage of -10%, a 12.00% Maximum Cap.

Information about each Reference Asset

The IYR seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate IndexSM. The Dow Jones U.S. Real Estate IndexSM is a float-adjusted market capitalization-weighted real-time index and is designed to provide a broad measure of the performance of the real estate sector of the U.S. securities market. The IYR is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IYR”.

The XLU seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the S&P® Utilities Select Sector Index (the "Underlying Index"). The returns of the XLU may be affected by certain management fees and other expenses, which are detailed in its prospectus. The XLU is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLU”.

The graphs above illustrate the performance of the relevant Reference Asset from November 19, 2009 through November 19, 2019. The closing prices in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information, please see "Information Relating to the Securities Linked to the iShares® U.S. Real Estate ETF" and "Information Relating to the Securities Linked to The Utilities Select Sector SPDR® Fund", each on page FWP-12 of this free writing prospectus. We have derived all disclosure regarding the relevant Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the relevant Reference Asset or any Underlying Index.

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HSBC USA Inc.
Buffered Accelerated Market Participation Securities

Linked to the:

iShares® U.S. Real Estate ETF│ Utilities Select Sector SPDR® Fund

This free writing prospectus relates to two offerings of Buffered Accelerated Market Participation Securities. Each of the two Notes will have the respective terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the Notes and, if the relevant Reference Return is less than the Buffer Percentage, lose some or a significant portion (up to 90%) of your principal.

This free writing prospectus relates to two separate offerings of Notes, each linked to the performance of a specific index fund (each a “Reference Asset”). Each of the two Notes will have a Maximum Cap as indicated in the table below. The performance of each of the two Notes does not depend on the performance of the other Note. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the relevant Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The relevant underlying index fund, as indicated below

Reference Asset	Ticker	Upside Participation Rate	Maximum Cap	CUSIP/ISIN
iShares® U.S. Real Estate ETF	IYR	1.20x	13.00%	40435UM27/US40435UM276
Utilities Select Sector SPDR® Fund	XLU	1.20x	12.00%	40435UM35/US40435UM359

Trade Date:	December 13, 2019
Pricing Date:	December 13, 2019
Original Issue Date:	December 18, 2019
Final Valuation Date:	June 15, 2021, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be June 18, 2021. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Upside Participation Rate:	120% (1.20x)
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Reference Return:	With respect to each Reference Asset, the quotient, expressed as a percentage, calculated as follows:
Final Value – Initial Value Initial Value
Final Settlement Value:

If the relevant Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the relevant Reference Return is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the relevant Reference Return is below the Buffer Percentage. For example, if the relevant Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of HSBC. If the relevant Reference Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 90%) of your investment.

Buffer Percentage:	With respect to each offering, -10%
Initial Value:	The Official Closing Price of the relevant Reference Asset on the Pricing Date.
Final Value:	The Official Closing Price of the relevant Reference Asset on the Final Valuation Date.
Form of Securities:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to separate offerings of Notes, each linked to a different Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each offering of Notes relate to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Asset or any component security held by such Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, page S-1 of the prospectus supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the relevant Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a)  $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b)  $1,000 + ($1,000 × Maximum Cap).

If the relevant Reference Return is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the relevant Reference Return is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)].

Under these circumstances, you will lose 1% of the Principal Amount of your Notes for each percentage point that the relevant Reference Return is below the Buffer Percentage. For example, if the relevant Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the relevant Reference Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 90%) of your investment.

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Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Issuer

S&P Dow Jones Indices LLC, a part of McGraw-Hill Financial, is the reference issuer of the IYR. Select Sector SPDR Trust is the reference issuer of the XLU.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You seek an investment with a return linked to the potential positive performance of the relevant Reference Asset and you believe the price of the relevant Reference Asset will increase over the term of the Notes.

▶	You are willing to invest in the Notes based on the relevant Maximum Cap, which may limit your return at maturity.

▶	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the relevant Reference Return is below the Buffer Percentage of -10%.

▶	You are willing to forgo dividends or other distributions paid to holders of the relevant Reference Asset or the stocks held by the relevant Reference Asset.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the Notes to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe the relevant Reference Return will be negative or that the relevant Reference Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the relevant Maximum Cap, which may limit your return at maturity.

▶	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the relevant Reference Return is below the Buffer Percentage of -10%.

▶	You seek an investment that provides full return of principal.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid to the holders of the relevant Reference Asset or the stocks held by the relevant Reference Asset.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and on page S-1 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the relevant Reference Asset or any of the stocks included in the related Underlying Index. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying, prospectus, prospectus supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement; and

“— General Risks Related to Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You will be exposed to the decline in the Final Value from the Initial Value beyond the Buffer Percentage of -10%.. Accordingly, if the relevant Reference Return is less than the Buffer Percentage of -10%, your Payment at Maturity will be less than the Principal Amount of your Notes. You will lose some or a significant portion (up to 90%) of your investment at maturity if the relevant Reference Return is less than the Buffer Percentage.

The appreciation on the Notes is limited by the relevant Maximum Cap.

You will not participate in any appreciation in the price of the relevant Reference Asset (as multiplied by the Upside Participation Rate) beyond the relevant Maximum Cap. You will not receive a return on the Notes greater than the Maximum Cap.

The amount payable on the Notes is not linked to the price of the relevant Reference Asset at any time other than on the Final Valuation Date.

The Final Value will be based on the Official Closing Price of the relevant Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the relevant Reference Asset appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Initial Value, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the relevant Reference Asset prior to such decrease. Although the actual price of the relevant Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Value, the Payment at Maturity will be based solely on the Official Closing Price of the relevant Reference Asset on the Final Valuation Date.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Owning the Notes is not the same as owning the relevant Reference Asset or the stocks included in the related Underlying Index.

The return on your Notes may not reflect the return you would realize if you actually owned the relevant Reference Asset or stocks included in the related Underlying Index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights as would holders of the relevant Reference Asset or the stocks included in the related Underlying Index.

Changes that affect the relevant Reference Asset or the related Underlying Index may affect the price of the relevant Reference Asset and the market value of the Notes and the amount you will receive at maturity.

The policies of the reference issuer, or S&P Dow Jones Indices LLC, the index sponsor of the underlying index for each Reference Asset, concerning additions, deletions and substitutions of the constituents held by the relevant Reference Asset or included in the related Underlying Index, as applicable, and the manner in which the reference issuer or the Index Sponsor takes account of certain

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changes affecting those constituents held by the relevant Reference Asset or included in the related Underlying Index may affect the price of the relevant Reference Asset. The policies of the reference issuer or the Index Sponsor with respect to the calculation of the relevant Reference Asset or the related Underlying Index, as applicable, could also affect the price of the relevant Reference Asset. The reference issuer or the Index Sponsor may discontinue or suspend calculation or dissemination of the relevant Reference Asset or the related Underlying Index, as applicable. Any such actions could affect the price of the relevant Reference Asset and the value of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the relevant Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

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The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Reference Asset relative to its Initial Value. We cannot predict the Final Value of the relevant Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Value used in the table and examples below is not expected to be the actual Initial Value. You should not take this illustration or these examples as an indication or assurance of the expected performance of the relevant Reference Asset or the return on your Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶	Principal Amount:	$1,000
▶	Upside Participation Rate:	120%
▶	Buffer Percentage:	-10%
▶	Hypothetical Maximum Cap:	12.00%

Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Securities
100.00%	$1,120.00	12.00%
80.00%	$1,120.00	12.00%
60.00%	$1,120.00	12.00%
40.00%	$1,120.00	12.00%
30.00%	$1,120.00	12.00%
20.00%	$1,120.00	12.00%
15.00%	$1,120.00	12.00%
10.00%	$1,120.00	12.00%
5.00%	$1,060.00	6.00%
2.00%	$1,024.00	2.40%
1.00%	$1,012.00	1.20%
0.00%	$1,000.00	0.00%
-1.00%	$1,000.00	0.00%
-2.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-7.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$900.00	-10.00%
-30.00%	$800.00	-20.00%
-40.00%	$700.00	-30.00%
-50.00%	$600.00	-40.00%
-80.00%	$300.00	-70.00%
-100.00%	$100.00	-90.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The relevant Reference Return is 5.00%.

Reference Return:	5.00%
Final Settlement Value:	$1,060.00

Because the relevant Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,060.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% ×120%)

= $1,060.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by the Upside Participation Rate when the Reference Asset appreciates and such Reference Return multiplied by the Upside Participation Rate does not exceed the hypothetical Maximum Cap.

Example 2: The relevant Reference Return is 20.00%.

Reference Return:	20.00%
Final Settlement Value:	$1,120.00

Because the relevant Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,130.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 12.00%)

= $1,120.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the relevant Reference Return is positive and such Reference Return multiplied by the Upside Participation Rate exceeds the hypothetical Maximum Cap.

Example 3: The relevant Reference Return is -5.00%.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the relevant Reference Return is less than zero but greater than the Buffer Percentage of -10%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 3 shows that you will receive the return of your principal investment where the value of the relevant Reference Asset declines by no more than 10% over the term of the Notes.

Example 4: The relevant Reference Return is -40.00%.

Reference Return:	-40.00%
Final Settlement Value:	$700.00

Because the relevant Reference Return is less than the Buffer Percentage of -10%, the Final Settlement Value would be $700.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)]

= $1,000 + [$1,000 × (-40.00% + 10%)]

= $700.00

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the price of the Reference Asset beyond the Buffer Percentage of -10%. You will lose some or a significant portion (up to 90%) of your investment.

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INFORMATION RELATING TO THE SECURITIES LINKED TO THE FINANCIAL SELECT SECTOR SPDR® FUND

The disclosure relating to the IYR contained below relates only to the offering of Notes linked to the IYR.

Description of the IYR

The IYR seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate IndexSM. The Dow Jones U.S. Real Estate IndexSM is a float-adjusted market capitalization-weighted real-time index and is designed to provide a broad measure of the performance of the real estate sector of the U.S. securities market. The IYR is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IYR”.

For more information about the IYR, see “iShares® U.S. Real Estate ETF” beginning on page S-28 of the accompanying ETF Underlying Supplement.

Historical Performance of the IYR

The following graph sets forth the historical performance of the IYR based on the daily historical closing levels from November 19, 2009 through November 19, 2019. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the IYR should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the IYR on the Final Valuation Date.

INFORMATION RELATING TO THE SECURITIES LINKED TO THE Utilities Select Sector SPDR® Fund

The disclosure relating to the XLU contained below relates only to the offering of Notes linked to the XLU.

Description of the XLU

We have derived all information contained in this document regarding the Utilities Select Sector SPDR® Fund (the “XLU”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust and SSGA Funds Management, Inc. (“SSFM”). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. The XLU is an investment portfolio managed by SSFM, the investment adviser to the XLU. The XLU is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLU.”

The Select Sector SPDR® Trust is a registered investment company that consists of eleven separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the XLU. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (together, the “Select Sector Indices”). The companies included in each Select Sector Index are selected on the basis of the Global Industry Classification Standard (GICS®) from a universe of companies defined by the S&P 500® Index (the “SPX”). The Select Sector Indices upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the SPX.

Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. You should undertake an independent investigation of the XLU as in your judgment is appropriate to make an informed decision with respect to an investment linked to the XLU.

Investment Objective

The XLU seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the utilities sector, as represented by the S&P® Financial Select Sector Index (the

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“IXU”). The IXU measures the performance of the utilities sector of the large-cap U.S. equity market. The IXU includes utility companies such as electric, gas and water utilities, independent power producers & energy traders and companies that engage in generation and distribution of electricity using renewable sources. The returns of the XLU may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Replication

The XLU pursues the indexing strategy of “replication” seeking to track the performance of the IXU. The XLU will generally invest in all of the equity securities included in the IXU in approximately the same proportions as the IXU. There may, however, be instances where SSFM may choose to overweight a stock in the XLU compared to the IXU, purchase or sell securities not included in the IXU or utilize various combinations of other available investment techniques in seeking to track accurately the IXU. The XLU will normally invest at least 95% of its total assets in the securities that comprise the IXU. The XLU may invest its remaining assets in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds. Swaps, options and futures contracts, convertible securities and structured notes may be used by the XLU in seeking performance that corresponds to the IXU and in managing cash flows. The Board of Trustees of the Select Sector SPDR® Trust may change the XLU’s investment strategy and other policies without shareholder approval.

Correlation

The IXU is a theoretical financial calculation, while the XLU is an actual investment portfolio. The return of the XLU may not match or achieve a high degree of correlation with the return of the IXU due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

Description of the Select Sector Indices and the SPX

All information in this document regarding the IXU and the SPX, including, without limitation, their make-up, method of calculation and changes in their components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by the applicable index sponsor and the parties responsible for maintaining and calculating the indices. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. S&P Dow Jones Indices LLC (“S&P”), a division of S&P Global, owns the copyright and all other rights to the IXU and SPX. S&P has no obligation to continue to publish, and may discontinue publication of, the IXU and the SPX.

Select Sector Index Capping Methodology

For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the third Friday of March, June, September and December using the following procedures:

1.	The rebalancing reference date is the second Friday of March, June, September and December.
2.	With prices reflected on the rebalancing reference date, and membership, shares outstanding and IWFs as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization. Modifications are made as defined below.
3.	If any company has a weight greater than 24%, the company’s float-adjusted market capitalization weight is capped at 23%, which allows for a 2% buffer. This buffer is meant to ensure that no company exceeds 25% as of the quarter-end diversification requirement date.
4.	All excess weight is proportionally redistributed to all uncapped companies within the relevant Select Sector Index.
5.	After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.
6.	The sum of the companies with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
7.	If the rule in paragraph 6 is breached, all companies are ranked in descending order of their float-adjusted market capitalization weights. The first company that causes the 50% limit to be breached has its weight reduced to 4.5%.
8.	This excess weight is proportionally redistributed to all companies with weights below 4.5%. This is repeated iteratively until paragraph 6 is satisfied.
9.	Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.
10.	If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

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If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

When companies represented in the Select Sector Indices are represented by multiple share classes, maximum weight capping is based on company float-adjusted market capitalization, with the weight of multiple-class companies allocated proportionally to each share class based on its float-adjusted market capitalization as of the rebalancing reference date. If no capping is required, both share classes remain in the relevant Select Sector Index at their natural float-adjusted market capitalization.

Index Calculation, Maintenance and Governance

The Select Sector Indices are calculated, maintained and governed using the same methodology as the SPX, subject to the capping methodology described above. For additional information about the calculation, maintenance and governance of the SPX, see “—Description of the SPX” below.

Description of the SPX

The SPX is intended to provide a performance benchmark for the large-cap U.S. equity markets. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P Dow Jones Indices LLC (“S&P”), a division of S&P Global, chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Eleven main industry groups comprise the SPX: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate, Telecommunication Services and Utilities. Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Professional® service under the symbol “SPX” and on the S&P website. Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

Computation of the SPX

The level of the SPX reflects the total Market Value of all the component stocks relative to the SPX base period of 1941-43. The Market Value of a component stock is the total float-adjusted market capitalization of such component stock. Under the float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. The float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares of a U.S. company traded in Canada as exchangeable shares are normally part of the float unless those shares form a control block. All multiple share class companies that have listed share class lines will be adjusted for shares and float such that each share class line will only represent that line’s shares and float. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held by control holders, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an index divisor (the “Divisor”). This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as

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no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.

The SPX is also calculated using a base-weighted aggregate methodology: the level of the SPX reflects the total Market Value of all the component stocks relative to the SPX base period of 1941-43. The daily index value of the SPX is the quotient of the total float-adjusted market capitalization of the SPX’s constituents and the Divisor.

The simplest capitalization weighted index can be thought of as a portfolio consisting of all available shares of the stocks in the index. While this might track this portfolio’s value in dollar terms, it would probably yield an unwieldy number in the trillions. Therefore, the actual number used in the SPX is scaled to a more easily handled number, currently in the thousands, by dividing the portfolio Market Value by the Divisor.

Ongoing maintenance of the SPX includes monitoring and completing the adjustments for additions changes in shares outstanding, corporate actions, and the addition or deletion of stocks to the SPX. Continuity in the level of the SPX is maintained by adjusting the Divisor for all changes in the SPX constituents’ share capital after the base date. Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. Corporate actions which affect the total Market Value of the SPX require a Divisor adjustment. By adjusting the Divisor for the change in total Market Value, the level of the SPX remains constant. This helps maintain the level of the SPX as an accurate barometer of stock market performance and ensures that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX.

The table below summarizes the types of index maintenance adjustments and indicates whether or not a Divisor adjustment is required. Divisor adjustments are made after the Close of Trading and after the calculation of the SPX closing level.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines Divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from the index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes
Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

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Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the SPX component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the SPX (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	=	Pre-Event Index Value
New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

Another large part of the SPX maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the SPX. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the SPX are updated as required by any changes in the number of shares outstanding and then the SPX Divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Fridays for implementation after the Close of Trading on the following Friday (one week later). If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

Historical Performance of the XLU

The following graph sets forth the historical performance of the XLU based on the daily historical closing levels from November 19, 2009 through November 19, 2019. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the XLU should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the XLU on the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus.  In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the relevant Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date.  If a Market Disruption Event exists with respect to the relevant Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the relevant Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.275% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the relevant Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the relevant Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the relevant Reference Asset, the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such

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gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note and attributable to the Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the “issue price” of the Note allocable to the Underlying Shares and, upon the date of sale, exchange or maturity of the Notes, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Notes). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of a Note after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the relevant Reference Asset or any of the entities whose stock is owned by the relevant Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the relevant Reference Asset or one or more of the entities whose stock is owned by the relevant Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the relevant Reference Asset or the entities whose stock is owned by the relevant Reference Asset and consult your tax advisor regarding the possible consequences to you if the relevant Reference Asset or one or more of the entities whose stock is owned by the relevant Reference Asset is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the relevant Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the relevant Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES

FWP-18

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Buffered Accelerated Market
Participation SecuritiesTM Linked to
the iShares® U.S. Real Estate ETF

$   Buffered Accelerated Market
Participation SecuritiesTM Linked to
the Utilities Select Sector SPDR®
 Fund

November 21, 2019

Free Writing Prospectus

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-10

Information Relating to the Securities Linked to the iShares® U.S. Real Estate ETF	FWP-12

Information Relating to the Securities Linked to the Utilities Select Sector SPDR® Fund	FWP-12
Events of Default and Acceleration	FWP-17
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-17
U.S. Federal Income Tax Considerations	FWP-17

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S-10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The PowerShares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58